Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form SB-1) and related Prospectus of Paradigm Ventures Corp. For the registration of 7,000,000 shares of its common stock and to the incorporation therein of our report dated November 15, 2005, with respect to the consolidated financial statements of Paradigm Ventures Corp., included in its Registration Statement (Form SB-1), filed with the Securities and Exchange Commission.

/s/ Mark Shelley

Shelley International CPA
Mesa, Arizona
February 16, 2006.